Exhibit 99.1

Contact:

Charlotte Arnold

Vice President, Corporate Communications

650-421-9352

IR@relypsa.com

RELYPSA ANNOUNCES SECOND QUARTER 2015 FINANCIAL RESULTS

REDWOOD CITY, Calif., August 6, 2015 — Relypsa, Inc. (NASDAQ: RLYP), a biopharmaceutical company, today reported financial results for the quarter ended June 30, 2015. Net loss for the second quarter 2015 was $39.3 million, or $0.95 per share, compared to $16.7 million, or $0.51 per share, for the comparable period in 2014.

Cash, cash equivalents and short-term investments totaled $299.0 million at June 30, 2015, compared to $135.8 million at December 31, 2014. Shares outstanding as of June 30, 2015 were 41.6 million.

“We continue to make excellent progress preparing for the potential launch of Patiromer for Oral Suspension,” said John A. Orwin, president and chief executive officer of Relypsa. “On the commercial side, we have filled all our key senior sales management positions. We are also progressing well with our manufacturing activities and have completed commercial validation of the active pharmaceutical ingredient, or API. We have a strong cash position and look forward to potentially bringing Patiromer FOS to patients later this year.”

Research and development expenses for the second quarter of 2015 were $18.6 million, compared to $11.1 million for the comparable period in 2014. The increase was primarily driven by increases in personnel expenses and manufacturing activities.

General and administrative expenses for the second quarter of 2015 were $20.3 million, compared to $5.3 million for the comparable period in 2014. The increase was primarily due to an increase in personnel expenses to support expanding operations and an increase in commercial, marketing and medical affairs activities in preparation for a potential commercial launch of Patiromer for Oral Suspension.

About Relypsa, Inc.

Relypsa, Inc. is a biopharmaceutical company focused on the development and commercialization of non-absorbed polymeric drugs to treat disorders in the areas of renal, cardiovascular and metabolic diseases. A New Drug Application for Patiromer for Oral Suspension, Relypsa’s lead product candidate for the treatment of hyperkalemia, a serious condition defined as abnormally elevated levels of potassium in the blood, was accepted by the U.S. Food and Drug Administration and is currently under review. Relypsa has global royalty-free commercialization rights to Patiromer for Oral Suspension, which has intellectual property protection in the United States until at least 2030. More information is available at www.relypsa.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Relypsa, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential approval and commercial launch of Patiromer for Oral Suspension and the timing thereof. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development program, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, the timing of Relypsa’s regulatory filings, Relypsa’s substantial dependence on Patiromer FOS, Relypsa’s commercialization plans and efforts and other matters that could affect the availability or commercial potential of Patiromer FOS. Relypsa undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Relypsa in general, see Relypsa’s current and future reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 and its Annual Report on Form 10-K for the year ended December 31, 2014.

-see attached financial tables-

Relypsa, Inc.

Consolidated Statement of Operations Data

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating expenses:
Research and development	$18,627	$11,075	$34,407	$21,976
General and administrative	20,340	5,322	33,827	10,125

Total operating expenses	38,967	16,397	68,234	32,101

Loss from operations	(38,967)	(16,397)	(68,234)	(32,101)
Interest and other income (expense), net	188	36	272	64
Interest expense	(478)	(376)	(960)	(768)

Net loss	$(39,257)	$(16,737)	$(68,922)	$(32,805)

Net loss per share, basic and diluted	$(0.95)	$(0.51)	$(1.74)	$(1.04)

Weighted average common shares used to compute net loss per share, basic and diluted	41,490,003	33,141,384	39,669,734	31,435,378

Relypsa, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	June 30,	December 31,
	2015	2014 (1)
	(unaudited)
Cash, cash equivalents and short-term investments	$298,988	$135,757
Working capital	$270,962	$122,291
Total assets	$320,058	$151,839
Stockholders’ equity	$273,434	$118,461

(1)	Derived from the audited financial statements

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